MERK INVESTMENTS LLC
Code of Ethics

I.	Introduction

In our efforts to ensure that Merk Investments LLC (“MILLC” or the “Firm”) develops and maintains a reputation for integrity and high ethical standards, it is essential not only that MILLC and its employees comply with relevant federal and state securities laws, but also that we maintain high standards of personal and professional conduct.  This Code of Ethics (the “Code”) has been issued by MILLC in order to set forth guidelines and procedures that promote ethical practices and conduct by all Employees and to ensure that all Employees comply with Federal securities law.  The Personal Investment Policy is incorporated into the Code and will provide each Employee, and particularly each Access Person, with specific guidance concerning personal security investments and the responsibilities associated with that activity.

This Code applies to all MILLC Employees.  Copies of this Code are distributed to all MILLC Employees who must be aware of potential conflicts of interest and general rules of ethical conduct, which govern all activity by MILLC and its employees.  MILLC requires that all Employees observe the applicable standards of duty and care set forth herein.  An Employee may not evade the provisions of the Code by causing another person, including a friend, relative or other, to act or fail to act in a manner in which the Employee is prohibited.

Privacy Statement

MILLC recognizes the sensitivity and personal nature of information collected under the Code, and the interests of Employees in maintaining their privacy regarding this information.  MILLC’s compliance personnel will take all necessary steps designed to ensure that all reports disclosing personal securities holdings, requests for pre-clearance of transactions and other information filed by Employees under the Code will be treated as confidential, subject only to the review provided in the Code or forms thereunder and review by the Securities and Exchange Commission and other regulators.

II.	Purpose and Application

The Code supersedes all other Code of Ethics and is a codification of standards that is reasonably designed to comply with SEC Final Rule IA-2256, deter wrongdoing and to promote:

A. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and

B. Full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by MILLC and other public communications made; and

C. Compliance with all applicable governmental rules and regulations; and

D. The prompt internal reporting of code violations to an appropriate person or persons identified in this Code of Ethics; and

E. Accountability for adherence to the Code of Ethics; and

F. A culture of honesty and accountability.

Failure to comply with this Code is a very serious matter and may result in disciplinary action, including, among other things, monetary fines, disgorgement of profits, and suspension or termination of employment.

III.	Definitions

A. “Access Person” shall have the same meaning as set forth in Rule 204A-1 of the Advisers Act and shall include:

1. all employees of MILLC;

2. any other person who provides advice on behalf of the adviser or is subject to MILLC’s supervision and control, who have access to non public information regarding client’s purchase or sale of securities, or non public information regarding the portfolio holdings of any fund the adviser manages, is involved in making securities recommendations to clients, or has access to such recommendations that are non public;

3. any “supervised person”1 of MILLC who has access to non-public information regarding any clients’ purchase or sale of securities, or information regarding the portfolio holdings of any Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are non-public.

B. “Affiliate” means any person directly or indirectly controlling, controlled by or under common control with such other group.

C. “Beneficial Ownership” means, in general and subject to the specific provisions of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, having or sharing, directly or indirectly, through any contract arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect “pecuniary interest” in the security.

4. “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.

5. “Indirect pecuniary interest” includes, but is not limited to: (a) securities held by members of the person’s “immediate family” who either reside with, or are financially dependent upon, or whose investments are controlled by, that person; (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to

1 Under 202(a)(25) of the Investment Advisers Act, “supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

             dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions.

D. “Chief Compliance Officer” or “CCO” means MILLC’s Chief Compliance Officer.

E. “Client” means any client of MILLC, including a registered investment company (mutual fund) or other person or entity.

F. “Code” means this Code of Ethics.

G. “Company Fund” means an investment company advised or sub-advised by MILLC and any investment company whose investment adviser or principal underwriter is controlled by or is under common control with the Firm. This includes, but is not limited to, the Merk Funds.

H. “Company Fund Shares” means share of a Company Fund.

I. “Covered Security” means any “security”, as in Section 2(a)(36) of the Investment Advisers Act, except (i) direct obligations of the U.S. Government, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by money market funds, (iv) shares issued by open-end mutual funds, and interests in qualified state college tuition programs (“529 Plans”).

J. “Deputy Compliance Officer” or “DCO” means MILLC’s Deputy Compliance Officer.

K. “Discretionary Managed Account” means an account managed on a discretionary basis by a person other than the Employee over which the Employee certifies that he or she has no direct or indirect influence or control over the selection or disposition of securities and no knowledge of transactions, and documentation describing that relationship has been submitted to and approved by the CCO.

L. “Employee” means any person employed by MILLC or any person who for value received provides services to or on behalf of the Company, including, but not limited to, consultants and any person who is an Access Person of the Company.

M. “Employment Date” means, for any Access Person, the date on which the Employee commenced working for the Company.

N. “Immediate family” means an individual’s spouse, child, stepchild, grandchild, parent, stepparent, grandparent, siblings, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships sharing the same household.  The term also includes any related or unrelated individual who resides with, or is financially dependent upon, or whose investments are controlled by, or whose financial support is materially contributed to by, the employee, such as a “significant other.” For purposes of determining whether an Access Person has an “indirect pecuniary interest” in securities, only ownership by “immediate family” members sharing the same household as the Access Person will be presumed to be an “indirect pecuniary interest” of the Access Person, absent special circumstances.

O. “Initial Public Offering” (“IPO”) means an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

P. “Insider Trading” means the purchase or sale of securities of a public company while in possession of material, non-public information or communicating such information to others.

Q. “Investment Company Act” means the Investment Company Act of 1940, as amended.

R. “Private Placement” means an offering that is exempt from registration under the Securities Act of 1933, as amended, under Sections 4(2) or 4(6), or Rules 504, 505 or 506 thereunder.

S. “Watch List” means that listing of securities maintained by the Compliance Department in which trading by Employees is generally prohibited.  Company Funds are included in the Watch List.

IV.	General Policy

Access persons must comply with all applicable federal securities laws.  As part of this requirement, all supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client to:

A.	employ any device, scheme or artifice to defraud a client for which the Firm serves as an investment adviser;
B.
make to the Client any untrue statement of a material fact to the or to omit to state to the Client a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading;

C.	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon on the Client;
D.	engage in any manipulative practice with respect to the Client;

E.	engage in any manipulative practice with respect to securities including price manipulation;
F.	induce or cause a Fund to take action or to fail to take action, for personal benefit rather than for the benefit of the Fund;
G.	use knowledge of portfolio transactions of a Fund for your personal benefit or the personal benefit of others;
H.	violate the anti-fraud provisions of the federal or state securities laws.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Employees from liability for personal trading or other conduct that violates a fiduciary duty to Clients.

V.	Fair Dealing

A.
Each Access Person shall act at all times in good faith, responsibly, with honesty and integrity, and with due care, competence and diligence without misrepresenting material facts or allowing such Access Persons independent judgment to be subordinated.

B.
No Access Person shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing, or any other unfair dealing.

C.
Each Access Person shall at all times proactively promote ethical behavior as a responsible partner among peers in the Access Persons work environment, and shall not tolerate any form of harassment, whether based on race, color, religion, gender, national origin, age, disability, veteran status, pregnancy, or sexual orientation.

VI.	Guidelines and Procedures

As a fundamental requirement, MILLC demands the highest standards of ethical conduct on the part of all its Employees.  All Employees must abide by this basic standard and never take inappropriate advantage of their position with the Firm.

A. Conflicts of Interest

Each Employee is under a duty to exercise his or her authority and responsibility for the primary benefit of MILLC and its Clients and may not have outside interests that conflict with the interests of the Firm or its Clients.  Each person must avoid any circumstance that might adversely affect or appear to affect MILLC, its Clients or his or her duty of complete loyalty to MILLC in the discharge of his or her responsibilities.  This duty includes the protection of Client and Firm information and MILLC’s reputation for trustworthy financial service.

B. Duty to Disclose Conflicts

As part of this ongoing responsibility, each Employee has the duty to disclose to MILLC any interest that he or she may have in any firm, corporation or business entity that is not affiliated or participating in any joint venture or partnership with MILLC or its Affiliates and that does business with MILLC or that otherwise presents a possible conflicts of interest as described in Section VI.  Disclosure should be timely so that MILLC may take action concerning any possible conflict as it deems appropriate.  It is recognized, however, that MILLC has or may have business relationships with many organizations and that a relatively small interest in publicly traded securities of an organization does not necessarily give rise to a prohibited conflict of interest.  Therefore, the following procedures set forth in VI.C. through VI.G. have been adopted and approved by MILLC.

C. Board Membership

Except as described in Section VI.D. hereof, it is considered generally incompatible with the duties of Access Persons of MILLC (other than an Independent Director of MILLC) for that Access Person to assume the position of director of a corporation not affiliated with the Firm.  A report should be made by an Access Person to the CCO and the Employee’s supervisor of any invitation to serve as a director of a publicly-held corporation that is not an Affiliate and the person must receive the approval of their supervisor and the CCO prior to accepting any such directorship.  In the event that approval is given, the CCO shall immediately determine whether the corporation in question is to be placed on the Company’s Watch List.

D. Permissible Outside Activities

Access Persons who are asked to serve as the director, officer, general partner, consultant, agent, representative or employee of a privately-held business may do so.  Similar positions with public companies may interfere with the Firm’s advisory activities.  Consequently, it is not expected that such positions will be assumed absent unusual circumstances that will benefit Clients.  In the event that such unusual circumstances are present, the President and the CCO shall collectively decide whether the assumption of the position is in the best interest of the Company’s clients.

E. Doing Business with the Company

Except as approved by the CCO, Employees may not have a monetary interest, as principal, co-principal, agent or beneficiary, directly or indirectly, or through any substantial interest in any other corporation or business unit, in any transaction involving MILLC, subject to such exceptions as are specifically permitted under law.

F. Gifts and Entertainment

To assist all employees of MILLC in avoiding conflicts of interest and to ensure that the Firm and its employees comply with applicable regulatory requirements, which may be found in the Investment Advisers Act of 1940, as amended, FINRA Conduct Rules, Municipal Securities Rulemaking Board Rule G-20 and other applicable laws and regulations when employees accept or provide gifts and/or entertainment:

1. Gift

A gift is anything of value that you provide to a third-party (or that a third party provides to you) that does not fall within the definition of entertainment, as set forth immediately below.  Examples of gifts include, but are not limited to: flowers sent for a special occasion, fruits and candies sent around the holidays.

2. Entertainment

Entertainment generally occurs when the provider and the recipient participate in the enjoyment of an activity.  Meals, transportation or lodging are considered “entertainment.”  For the purposes of this Policy, Entertainment includes:

•
Any situation in which a Firm employee accompanies a client or prospective client – or an employee of a client or a prospective client – to, or participates with, any such person in the enjoyment of, any social event, hospitality event, charitable event, sporting event, entertainment event, meal, refreshment, leisure activity or event of like nature or purpose;

•	Any such entertainment provided in connection with a Company-sponsored educational event, or a business conference or meeting; and
•	Any transportation and/or lodging provided in relation to any Entertainment, as defined immediately above.

Entertainment should be neither so frequent nor so excessive as to raise questions of propriety.  Whether activity is excessive will be judged on a case-by-case basis by supervisory personnel.  As professionals, all employees are expected to use their best judgment in evaluating whether the frequency or magnitude of any entertainment activity is improper.

3. Distinguishing Between Gifts and Entertainment

To determine whether something constitutes a gift or entertainment, you must evaluate the participation of the individual who provided it.  For example, tickets to a ball game given to you by a vendor would be a gift if you and a colleague used them.  However, if you went to the game with the vendor to discuss Company business, this would be classified as entertainment.

4. Logoed and Commemorative Items Are Generally Not Considered Gifts

Providing nominally valued ($50 or less) promotional items that bear a Company logo (e.g., golf balls, t-shirts, pens or towels) will generally not constitute a gift unless an excessive number of such items are provided for the personal use of one individual. Commemorative gifts relating to business transactions (e.g., Lucite tombstones) are not considered gifts.

5. Reporting Thresholds and Time Frames

•
Only gifts that you provide or receive that exceed $50 in value must be reported. Gifts given or received in excess of $100 per individual recipient in any calendar year are prohibited without the express consent of the CCO.

•	Employees should endeavor to report all gift and entertainment activity as soon as possible, which should generally be within 30 days of occurrence.

•	Gifts between MILLC employees for significant life events (i.e. marriage, birth of a child, etc.) are permissible. No internal reporting is required for such gifts.

•
The reporting, in substantially the form of attached as Exhibit “A”, shall be used to promptly report gifts.  The completed form should be submitted to the CCO.  Gifts should be reported promptly, whether given or received.  If it is determined by the Firm’s senior executives that the gift is inappropriate, you will be notified and it will have to be returned.

VII.	Inside Information

Employees may not trade on inside information (i.e., material and non-public information2) or communicate such information to others.  Penalties for trading on inside information or communicating such information to others are severe and may include civil injunctions, treble damages, disgorgement of profits and jail sentences.

An Employee who believes that he or she is in possession of inside information should contact the CCO immediately.  After reviewing the issue, the CCO will advise the Employee as to whether he or she may trade on or communicate the information to others.  In addition, an Employee who believes that he or she is in possession of inside information should take appropriate steps to secure such information.  For example, files containing inside information should be sealed and access to computer files containing inside information should be restricted.

VIII.	Acknowledgment

Each Employee must certify at the time of becoming an Employee and annually thereafter, in substantially the form of Exhibit “B” hereto, that he or she has read and understood,

2
Material information generally is that which a reasonable investor would consider significant in making an investment decision.  Non-public information generally is information about a company, either positive or negative, that would have a material effect on the stock price of that company once released to the public.

and is subject to and has complied with, the Code of Ethics and the Personal Investment Policy to the extent applicable. The CCO will identify and notify each Access Person that the person is subject to the Code, including the reporting requirements.

IX.	Company Information and Confidentiality

A. Any information disclosed by each Access Person in performance of his or her duties shall be full, fair, complete, accurate, objective, relevant, timely, understandable, and not misleading.  Each Access Person shall share at all times all important and relevant knowledge  (a) with Access Persons to whom such Access Person reports, and (b) as in appropriate with persons reporting to such Access Person.

B. Each Access Person shall maintain at all times the confidentiality of information acquired in the course of his or her work except when authorized by MILLC or otherwise legally obligated to disclose.  No confidential information acquired in the course of work shall be used by any Access Person for any personal advantage, whether real or perceived. All Access Persons shall comply with all confidentiality policies adopted by MILLC from time to time, including but not limited to the MILLC Confidentiality Agreement as may be amended or replaced from time to time, and with all confidentiality provisions in agreements to which they or MILLC are parties.

Each Access Person shall document and report all business and financial transactions in accordance with MILLC internal control procedures.  No Access Person shall create misleading records or falsify or improperly destroy MILLC records.

X.	Sanctions

Compliance by MILLC Employees with the provisions of the Code is required.  Employees should be aware that in response to any violation, the Company shall take whatever action is deemed necessary under the circumstances including, but without limitation, the imposition of appropriate sanctions.  These sanctions may include, among others, the reversal of trades, reallocation of trades to Client accounts, fines, disgorgement of profits, employee suspension or termination.

XI.	Record-keeping

A. The Compliance Department shall maintain all records relating to compliance with the Code, such as pre-clearance requests, gift and entertainment activity, exception reports, other internal memoranda relating to non-compliant transactions, pre-clearance records, records of violations and any actions taken in response to violations of the code, written acknowledgement of receipt of the Code, copies of the Code and the names of Access Persons for a period of seven years.

B. Upon request by the CCO, the DCO will provide the CCO access to the DCO’s Code records.

XII.	Exceptions

The CCO may grant written exceptions to provisions of the Code in situations which present special circumstances.  The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions.  Exceptions shall be structured to be as narrow as is reasonably practicable with appropriate safeguards designed to prevent abuse of the exception.  Notwithstanding the foregoing, however, no exception to a provision of the Code shall be granted where such exception would result in a violation of Rule 204A-1.  Any exception granted shall be reported to the Merk Mutual Funds (“Fund CCO”) who will in turn report to the Board of Trustees at the next regularly scheduled meeting.

XIII.	Review by the CCO

The CCO will undertake an annual review with respect to the Code to verify that the Code is being followed.  The results of this review will be set forth in an annual report by the CCO to the Merk Mutual Funds (“Fund CCO”). The Fund CCO has direct access to the Board of Trustees and is required to report at least annually on compliance activity, unless more immediate reporting is appropriate. The report shall specify any related concerns and recommendations and be accompanied by the appropriate exhibits.

The CCO or DCO will review the reports submitted by Employees provided an individual does not review their own reports.

Personal Investment Policy

I.	In General

The Firm owes an undivided duty of loyalty to its Clients.  MILLC also recognizes the need to permit its Employees reasonable freedom with respect to their personal investment activities.  It is important to balance these competing interests in an appropriate way that (a) acknowledges the possibility of conflict between these goals and (b) sets forth standards to assure that the primary duty of loyalty to its Clients is fulfilled.

The MILLC Personal Investment Policy (the “Policy”) is part of and incorporated into the Company’s Code of Ethics.  Together with the Code, it supersedes and replaces in full any earlier policies on the subjects regulated.

The Policy has been implemented by MILLC notwithstanding its belief that securities purchased or sold for Clients ordinarily trade in a sufficiently broad market to permit transactions by Employees for their personal accounts without any appreciable impact on the market for such securities and thus no negative impact to our Clients.

This Policy applies to all MILLC Employees.  Should you have a question as to your status under the Code or this Policy, contact the Compliance Department immediately.

Any questions which arise relating to the Policy, should be referred to the CCO.  If necessary, any final determination of the administration of this policy will be made by MILLC’s President in consultation with the CCO and outside General Counsel.

A.	Initial Public Offerings & Private Placements

No Access Person (or Employees who are Registered Representatives) may directly or indirectly acquire Beneficial Ownership in any securities in an Initial Public Offering of securities, Private Placements, or listed on the MILLC Watch List except with the express written prior approval of the CIO.  Acquisitions of such securities by the CIO require the express written prior approval of the CCO.

B.	Short-Term Trading/Sixty Day Holding Period

No Access Person may purchase and sale or sale and purchase of the same (or equivalent) Covered Security within sixty calendar days.  The 60-day holding period is measured from the time of the most recent purchase of shares of the relevant covered security by the Employee.  Violations will result in disgorgement of the profit to the Client or to a charity of the Firm’s choice.  Exceptions may be made by the CCO to accommodate special circumstances.

C.	Company Fund Shares

The following provision applies to all Company Fund Shares held by an Access Person, including, but not limited to, shares owned through the MILLC 401(K) account or similar account.

1. Sixty Day Holding Period for Company Fund Shares

No Access Person (or member of his or her immediate family) shall purchase and sell (or exchange), or sell and purchase (or exchange), shares of the same Company Fund (of which such Employee has a beneficial ownership interest) within 60 days.  The 60-day holding period is measured from the time of the most recent purchase of shares of the relevant Company Fund by the Access Person.  Waivers of this requirement may be granted in cases of death, disability, or other special circumstances by the CCO.  Violations will result in disgorgement of the profit to the relevant Company Fund.

           None of the above-specified restrictions on short-term trading in Company Fund Shares shall apply to the following transactions:

a.
Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (for example, blind trusts or discretionary accounts where the Access Person and the investment adviser agree in writing to abide by these restrictions in a manner approved by the CCO.

b.	Purchases or sales that are non-volitional on the part of the Access Person;
c.
Purchases that are effected as part of an automatic dividend reinvestment plan, an automatic investment plan, a payroll deduction plan or program (including, but not limited to, automatic payroll deduction plans or programs and retirement plans or programs (both employee initiated and/or employer matching), an employee stock purchase plan or program, or other automatic stock purchase plans or programs; or

d.	Sales that are part of an automatic withdrawal plan or program, including loans, withdrawals and distributions from retirement plans or programs.

2. Reporting of Transactions in Company Fund Shares

           Reporting of all purchases and sales of Company Fund Shares must be made on each Employee Initial/Annual Securities Holdings Report and Certification and each Quarterly Report as provided in Exhibits C & D of the Code.

II.	Exceptions

The restrictions in Sections I.B. and I.C. above shall not apply with respect to transactions effected in any account which is managed on a discretionary basis by a person other than the Access Person and with respect to which such Access Person does not, in fact, influence or control such transactions and documentation describing the relationship has been submitted to and approved by the CCO.

Each Access Person and every member of his or her immediate family shall not at any time buy or sell any security of MILLC, as detailed in the MILLC Watch List as updated and reported to all employees periodically, while aware of any material, non-public information relating to MILLC or the security.  Each Access Person and all members or his or her immediate family shall refrain from any trading in any MILLC security during black out periods that may from time to time be imposed and shall comply with all MILLC policies and SEC requirements relating to the trading of MILLC securities during non-blackout periods.  All Access Persons shall comply with all MILLC Personal Investment policies adopted by MILLC.

III.	Record Keeping and Reporting Requirements

A.	Personal Record Keeping

Each Employee of MILLC is to maintain records adequate to establish that the individual’s personal investment decisions did not involve a conflict with any applicable requirements of the Policy.  Generally, such records would include copies of all brokerage confirms statements, if any.  If there is any question as to whether a proposed transaction might involve a possible violation of the Policy, the transaction should be discussed in advance with the Compliance Department.

B.	Reporting Requirements

1. Statutory

MILLC is required under the Investment Advisers Act of 1940, as amended to keep records of certain transactions in Covered Securities and in Company Fund Shares in which its Employees have direct or indirect Beneficial Ownership.  Employees should carefully read the definition of Beneficial Ownership in the Code as it is very broad and includes ownership by certain family members.  The following reporting requirements have been adopted to enable MILLC to satisfy these requirements:

a) At the time of becoming an Employee, but in no case later than ten (10) days from the Employment Date, every new Employee shall submit to the CCO, a report in substantially the form of Exhibit C (“Employee Initial/Annual Securities Holdings Report and Certification”), containing information current as of a date no more than 45 days prior to the date, and disclosing every Covered Security and Company Fund in which that Employee has a direct or indirect Beneficial Ownership interest as of the Employment Date. Employees must also disclose the name of all broker, dealer or bank accounts in which any securities (whether or not they are Covered Securities or Company Fund Shares) as to which the Employee has any Beneficial Ownership interest are held.

b) At the end of each calendar year, but in no case later than January 31st of the following year, every Employee shall submit to the CCO or DCO, a report in substantially the form of Exhibit C (“Employee Initial/Annual Securities Holdings Report and Certification”), disclosing every Covered Security and Company Fund in which that Employee has a direct or indirect Beneficial Ownership interest as of year-end.  Employees must also disclose the name of all broker, dealer or bank accounts in which any securities (whether or not they are Covered Securities or Company Fund Shares) as to which the Employee has any Beneficial Ownership interest are held.  This information must be current as of a date no more than 45 days before the report is submitted.

c) Every Employee shall file with the CCO or DCO a report in substantially the form of Exhibit D (“Quarterly Report”) within 30 days after the close of each calendar quarter.  The Quarterly Report must reflect all transactions in any Covered Security, except transactions effected through an automatic investment plan, and Company Fund in which an Employee has, or by reason of such transaction acquires or disposes of, any Beneficial Ownership interest, or, alternatively, must state that there were no such transactions in the applicable calendar quarter. Employees must also disclose broker, dealer or bank accounts (where the bank account is used as a brokerage account) opened or closed since the previous quarter.

d) These reporting requirements do not apply to transactions effected for, and Covered Securities or Company Fund Shares held in, any account over which the Employee or Access Person has no direct or indirect influence or control.  Filing of duplicate trade confirmations and account statements as described in Section III.B.4 hereof may, however, be required by the CCO for any account as to which an Employee has any Beneficial Ownership interest if necessary to prevent abuses of the Code or this Policy.

2. Additional Quarterly Reporting

Each Access Person shall file with the CCO or DCO, as part of the Quarterly Report, the names and affiliations of immediate family members sharing the Access Person’s household who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of MILLC personnel in the discharge of their duties.

3. Additional Initial and Annual Certifications

Each new Employee shall file with the Compliance Department in substantially the form of Exhibit B, an initial certification indicating that the Employee has received, read, understood and will comply with the MILLC Code of Ethics and the MILLC Personal Investment Policy.  Each Employee shall file annually with the Compliance Department in substantially the form of Exhibit B, a certification indicating that the Employee has received, read, understood and complied with the MILLC Code of Ethics and the MILLC Personal Investment Policy for the calendar year.

4. Duplicate Confirmations

Each Access Person shall arrange for prompt filing by the broker, dealer and bank (where the bank account is used as a brokerage account) with the Compliance Department of duplicate confirmations of all trades of Covered Securities and copies of periodic statements for all securities accounts.  The duplicates shall be mailed to MILLC, Attention: Compliance Department, at its Palo Alto address.

5. New Accounts

Each Access Person shall promptly notify the Compliance Department of any new account opened with a broker, dealer or bank (where the bank account is used as a brokerage account).

6. Reporting of Code Violations

Each Employee shall promptly notify the CCO of any violation of the Code.

7. Compliance Department Record Keeping

The Compliance department shall maintain all records relating to compliance with the Code, such as pre-clearance requests, exception reports, other internal memoranda relating to non-compliant transactions, pre-clearance records, records of violations and any actions taken in response to violations of the code, written acknowledgement of receipt of the Code and the names of Access Persons for a period of seven years.

IV.	Sanctions and Review

A.	Sanctions

Upon discovering a violation of the Policy, MILLC may impose sanctions as it deems appropriate, including, among other sanctions, reversal of any trade, reallocation of trades to Client accounts, fines, disgorgement, or suspension or termination of the employment of the violator.  With respect to Clients, profits realized from transactions prohibited by the Policy must be disgorged to the Client if material and necessary to make the Client whole.

B.	Review by CCO

The CCO will undertake an annual review with respect to the Policy to verify that the Policy is being followed.  The results of this review will be set forth in an annual report by the CCO to the Merk Mutual Funds (“Fund CCO”). The Fund CCO has direct access to the Board of Trustees and is required to report at least annually on compliance activity, unless more immediate reporting is appropriate. The report shall specify any related concerns and recommendations and be accompanied by the appropriate exhibits.

The CCO or DCO will review the reports submitted by Employees provided an individual does not review their own reports.

Exhibit A

Gift & Entertainment Policy Reporting Form

Employee Reporting:  _______________________                                                                                                                                          Employee Initials:  __________
Compliance Officer Initials:  __________
    Please check one:
Provider of Gift?
or
Recipient of Gift?

Date	Recipient: Name & Title	Items Provided or Received	Approximate Value ($) (of each item)	Business Purpose (meeting, special event, charity, etc.)

1

Exhibit B

Initial/Annual Certification of Compliance with the
Merk Investments LLC’s Code of Ethics and the Personal Investment Policy

[ ]
I hereby certify that I have received the Merk Investments LLC Code of Ethics adopted pursuant to Rule 204A-1 under the Investment Advisers Act (the “Code”), and the Merk Investments LLC Personal Investment Policy and that I have read and understood the Code and the Policies. I further certify that I will comply and, if this is other than an initial certification, have complied with each of the Code’s and all Policies’ provisions to which I am subject.

 (Signature)

Name:
Title/Department:
Date:

Received By (Name/Title):
Signature:
Date:

1

Exhibit C

EMPLOYEE INITIAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

Statement to MILLC by                                                                                        (Please print your full name)

Date of Becoming an Employee:                                                                                      (Initial Report)
December 31, 20___ (Annual Report)

As of the date appearing above, the following are each and every Covered Security, Company Fund and securities account in which I have a direct or indirect “Beneficial Ownership” interest (Covered Securities do not include bank certificates of deposit, open-end mutual fund shares and U.S. Government obligations, and 529 Plans).  For purposes of this report, the term Beneficial Ownership is very broad and includes, but is not limited to, ownership of securities or securities accounts by or for the benefit of a person, or such person’s “immediate family” sharing the same household, including any account in which the Employee or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney.  The term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and also includes adoptive relationships and significant others.  For a more complete definition of these terms, please consult the MILLC Code of Ethics.

In lieu of an Employee listing on this form each security held as of year-end, he/she may attach as an exhibit to this document, an annual statement(s) for every bank or brokerage account as to which the Employee has a Beneficial Ownership interest in securities.  Notwithstanding this accommodation, it is the Employee’s sole responsibility to ensure that the information reflected in that statement(s) is accurate and completely discloses all relevant securities holdings.

This report need not disclose Covered Securities or Company Funds held in any Discretionary Managed Account over which the Employee has no direct or indirect influence or control.

COVERED SECURITIES
Name of Security	Broker, Dealer or Bank where Security Held	No. of Shares or Principal Amount	Nature of Interest (Direct Ownership, Family Member, Control, etc.)

1

SECURITY ACCOUNTS
Name of Broker, Dealer or Bank with which Account Is Held	Date Account Established	Account Number

Name of any broker, dealer or bank with which I maintain an account in which any securities (including securities that are not Covered Securities) are held for my direct or indirect benefit (“Securities Account”) as of the date appearing above.

I certify that the securities listed above are the only Covered Securities and Company Funds in which I have a direct or indirect Beneficial Ownership interest.

I further certify that the accounts listed above are the only Securities Accounts in which I have a direct or indirect Beneficial Ownership interest.

Employee Signature:
Date of Submission:

Received By (Name/Title):                                                                           Reviewed By (Name/Title):
Signature:                                                                           Signature:
Date Received:                                                                           Date Reviewed:

Comments:

2

Exhibit D
QUARTERLY REPORT OF SECURITIES TRANSACTIONS

Statement to MILLC by ____________________(Please print your full name)

For the Calendar quarter ended  _________________________

As of the date appearing above, the following are each and every transaction in a Covered Security and Company Fund in which I have a direct or indirect “Beneficial Ownership” interest (Covered Securities do not include bank certificates of deposit, open-end mutual fund shares, U.S. Government obligations, and 529 Plans).  For purposes of this report, the term Beneficial Ownership is very broad and includes, but is not limited to, ownership of securities or securities accounts by or for the benefit of a person, or such person’s “immediate family” sharing the same house-hold, including any account in which the Employee Person or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney.  The term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and also includes adoptive relationships and significant others.  For a more complete definition of these terms, please consult the MILLC Code of Ethics.

This report need not disclose transactions in Covered Securities or Company Fund in any account over which the Employee has no direct influence or control.

PART 1 - ALL EMPLOYEES:

If no transactions in Covered Securities* and Company Funds occurred, please insert “NONE” here:                                                                                                                                                                                       ______

Name of Security	Amount (No. of Shares or Principal Amount)	Interest Rate/ Maturity Date (if applicable)	Trade Date	Nature of Transaction (Purchase, Sale, Etc.)	Price	Nature of Interest (Direct Ownership, Spouse, Control, etc.)	Firm Through Which Transaction Was Effected

*Covered Securities DO NOT include bank certificates of deposit, open-end mutual fund shares and U.S. Government obligations, and 529 Plans.

PART 2 - ALL EMPLOYEES:

If no accounts were opened or closed in the quarter, please insert “NONE” here:                                                                                                                                      ______

Since the prior Quarterly Report, I have opened or closed the following accounts in which any securities (including securities that are not Covered Securities) are held for my direct or indirect benefit:

Firm	Account Name and Number	Date Opened	Opened/Closed

In connection with any purchases or sales of securities for Clients during the quarter, I disclosed to Merk Investments LLC any material interests in my Covered Securities which might reasonably have been expected to involve a conflict with the interests of Clients. In addition, I have disclosed all my Covered Securities and Company Fund Shares holdings to Merk Investments LLC.

PART 3 - ACCESS PEOPLE ONLY:

If no family member affiliations in the quarter, please insert “NONE” here:                                                                                                                                            ______

The names and affiliations of family members (see above) who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of MILLC personnel in the discharge of their duties are as follows:

Names	Affiliations

Date of Submission:

Employee Signature: _______________________________________